EXHIBIT 4.1
                                                                     -----------

                              NOTICE OF REDEMPTION

                                       OF

                                CLASS A WARRANTS

To the Holders of Outstanding
Class A Warrants of Vion Pharmaceuticals, Inc.

                  We hereby give notice that we are redeeming all of our outstanding Class A warrants on March 13, 2000. We are exercising this right pursuant to the terms of the warrant agreement dated as of August 14, 1995 governing our Class A warrants.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

                  Redemption Date:          March 13, 2000

                  Redemption Price:         $.05 per Warrant

                  The right of our Class A warrant holders to exercise their warrants to purchase shares of our common stock and Class B warrants will terminate at 5:00 p.m. New York time on March 10, 2000 (one business day prior to the Redemption Date). After such time, holders of Class A warrants will have no rights except to receive, upon surrender of their warrants, the Redemption Price. The Redemption Price is substantially less than either (i) the current market price of the shares of common stock and Class B warrants receivable upon exercise of the Class A warrants or (ii) the current price that could be obtained upon the sale of the Class A warrants in the open market.

REDEMPTION PROCEDURE

                  Payment of the amount to be received on redemption will be made by us upon the presentation and surrender of the Class A warrants for payment at any time on or after the Redemption Date. To surrender Class A warrants for redemption, holders should deliver certificates representing their Class A warrants to American Stock Transfer & Trust Company, our warrant agent, at the following address:

                     American Stock Transfer & Trust Company
                           40 Wall Street - 46th Floor
                            New York, New York 10005
                            Telephone: (718) 921-8100

EXERCISE PROCEDURE (EXPIRES 5:00 P.M. NEW YORK TIME ON MARCH 10, 2000)

                  In lieu of surrendering the warrants for redemption, Class A warrant holders may, at their option, exercise their warrants to purchase our common stock and Class B warrants.
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Each Class A warrant entitles the holder to purchase at a price of $4.63 one share of common stock and one Class B warrant.

                  This is not a redemption of our Class B warrants. The Class B warrants may be exercised at any time prior to their expiration or redemption. Each Class B warrant entitles the holder to purchase one share of our common stock at a price of $6.23.

                  The Class A warrants may be exercised by delivery of the Class A warrant certificates to American Stock Transfer and Trust Company at the address set forth above under "Redemption Procedure" accompanied by a bank or certified check made payable to Vion Pharmaceuticals, Inc. for the full amount of the Exercise Price ($4.63 for each warrant exercised). The subscription form on the reverse side of each warrant must be completed in full and signed by the warrant holder and the signature guaranteed by an eligible institution. The method of delivery of the warrant certificates is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

                  The warrant certificate and the payment of the Exercise Price must be received by the warrant agent prior to 5:00 p.m. New York time on March 10, 2000. Warrants which are received after such date will not be exercised, but will be redeemed. Provided that a notice of exercise and payment is received by the warrant agent prior to 5:00 p.m. New York time on March 10, 2000, broker-dealers shall have three business days to deliver warrant certificates to the warrant agent.

                  ANY WARRANT RECEIVED WHICH IS NOT ACCOMPANIED BY PAYMENT OF THE EXERCISE PRICE OR WHICH IS RECEIVED WITHOUT THE SUBSCRIPTION FORM HAVING BEEN COMPLETED AND SIGNED WILL BE DEEMED TO HAVE BEEN DELIVERED FOR REDEMPTION, AND NOT FOR EXERCISE.

SOLICITATION AGENT

         Representatives of D.H. Blair Investment Banking Corp. ("D.H. Blair") are available to assist holders in the exercise of their Class A Warrants. To receive such assistance, please contact David Nachamie at (212) 495-4105 or Martin A. Bell at (212) 495-4594. Pursuant to the terms of the warrant agreement governing the Class A and Class B warrants, we must pay a 5% fee to D.H. Blair for each Class A warrant and each Class B warrant that is exercised if the exercise is solicited by D.H. Blair (a portion of this fee may be re-allowed by D.H. Blair to other dealers who solicit the exercise).

INFORMATION AGENT

                  The Company has retained an information agent for the exercise and/or redemption of the warrants. The information agent may be reached at:

                     Corporate Investor Communications, Inc.
                                111 Commerce Road
                           Carlstadt, New Jersey 07072
                            Telephone: 1-877-842-2409
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                      IMPORTANT - IMMEDIATE ACTION REQUIRED


                                                               February 11, 2000


Dear Class A Warrant Holder:

                  Vion Pharmaceuticals, Inc. has called for redemption of all of its outstanding Class A warrants for cash at the redemption price of $.05 per warrant on March 13, 2000. A copy of the Notice of Redemption, a Prospectus and our 1998 Annual Report is enclosed.

                  We are entitled to redeem the Class A warrants because we have satisfied the condition of redemption - namely, that the average closing price of our common stock exceeded $7.30 for a period of 30 consecutive business days ending within 15 days of the date of this notice. The Class A warrants are exercisable at an exercise price of $4.63 for one share of common stock and one Class B warrant. After 5:00 p.m., New York time on March 10, 2000, the Class A warrants will no longer be exercisable for shares of common stock and you will only have the right to receive the redemption price.

                  We urge you to consider the following two alternatives to redemption which are available to you and which may be more beneficial to you than redemption:

1.       Exercise of the Class A warrants.

                  Each Class A warrant is exercisable at an exercise price of $4.63 for one share of our common stock and one Class B warrant. The closing price of our common stock as reported by the Nasdaq National Market ranged from a high of $15.25 to a low of $5.88 during the period from December 30, 1999 through February 10, 2000. Current market quotations are available from the Nasdaq National Market or your broker.

2.       Sale of the Class A warrants in the open market.

                  The Class A warrants may be sold in the open market. The closing price of our Class A warrants as reported by the Nasdaq SmallCap Market ranged from a high of $19.13 to a low of $2.81 during the period from December 30, 1999 through February 10, 2000. You should consult your own broker as to the procedure for selling your warrants and for current market quotations.

                  The procedures for exercise and/or redemption of the warrants are set forth in the accompanying Notice of Redemption.

                  Questions and requests for assistance should be directed to our information agent, Corporate Investor Communications, Inc. at 1-877-842-2409.

                                               Very truly yours,

                                               VION PHARMACEUTICALS, INC.


                                               /s/ Thomas E. Klein
                                               --------------------------
                                               Thomas E. Klein
                                               Vice President Finance and
                                               Chief Financial Officer